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                                                                    Exhibit 23.5

                                FORM OF CONSENT



Dear Mr. Kent:

     You have approval to use the paragraphs attached to this letter in your prospectus in the customer case studies sections of your prospectus.

Sincerely,

/s/ Barry Hawkins
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Name

Public Relations Manager
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Title

US West !nterprise Networking
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Company


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Customer: U S WEST (telecommunications service provider)

Problem: U S WEST !NTERPRISE, U S WEST's data networking and new product development division, needed to integrate the common business processes for customer relationship management, order history and service contracts across three customer service and back-office applications.

Solution: U S WEST implemented CrossWorlds Customer Interaction solution to enable a bi-directional flow of information between these applications, ensuring a consistent and accurate picture of its customers, products and contracts. As a part of U S WEST's new systems architecture, CrossWorlds' solution helped U S WEST achieve a five-fold increase in the number of quotes for contracts and renewals processed within the first month of implementation. U S WEST estimates they have achieved a 35% cost savings in this first phase of the CrossWorlds implementation, simply because of the ease of making changes to customer contracts.